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Geoff High
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RUTH I. DREESSEN APPOINTED TO DMC GLOBAL’S BOARD OF DIRECTORS;
YVON P. CARIOU TO RETIRE FROM BOARD AT MAY 2021 ANNUAL MEETING

BROOMFIELD, Colo. – October 21, 2020 – DMC Global Inc. (Nasdaq: BOOM) today announced its board of directors has elected Ruth I. Dreessen as an independent director.

Ms. Dreessen joins the DMC board with more than 25 years of financial and executive leadership experience, principally in the finance and chemical industries. She currently serves as independent chairman of Gevo, Inc., a renewable technology, chemical products and advanced biofuels company, where she also is a member of the Audit Committee and the Compensation Committee, and is chair of the Nominating and Corporate Governance Committee. Ms. Dreessen has served on eight public and private-company boards during her career, and has chaired three audit committees.

She previously spent eight years as managing director for Lion Chemical Partners, and was focused on investments in the chemical industry. She also served five years as executive vice president and CFO of TPC Group Inc., where she executed the acquisition and financing of Huntsman’s C4 processing business, and led TPC Group’s finance, accounting and treasury functions. She also led strategic planning and corporate development initiatives, and prepared the company for its public listing on NASDAQ.

Before joining TPC Group, Ms. Dreessen served as senior vice president, CFO and director of Westlake Chemical Corporation. She previously spent 21 years at J.P. Morgan Securities LLC and its predecessor companies, and ultimately was named managing director of chemicals investment banking.

Kevin Longe, president, CEO and director of DMC, said, “Ruth is an accomplished and respected executive who brings relevant financial and industry expertise to the DMC board. We are delighted she has accepted this appointment and look forward to her perspective and input.”

Ms. Dreessen said, “I am very pleased to be appointed to DMC Global’s board and look forward to working with its directors and management. I believe that my background and experience will allow me to make a positive contribution as a director.”

Ms. Dreessen received her undergraduate degree from the New College of Florida and holds a master’s degree in International Affairs from Columbia University.

Ms. Dreessen’s election to the DMC Board precedes the anticipated retirement of director Yvon P. Cariou, who does not plan to stand for reelection at the Company’s annual meeting in May 2021.

DMC has established a mandatory director retirement age of 75. Mr Cariou and the rest of the board have been proactive in establishing governance policies and succession planning.

About DMC Global
DMC Global is a diversified holding company. Our innovative businesses provide differentiated products and services to niche industrial and commercial markets around the world. DMC’s objective is to identify well-run businesses and strong management teams and support them with long-term capital and strategic, legal, technology and operating resources. Our approach helps our portfolio companies grow core businesses, launch new initiatives, upgrade technologies and systems to support their long-term strategy, and make acquisitions that improve their competitive positions and expand their markets. DMC’s culture is to foster local innovation versus centralized control, and stand behind our businesses in ways that truly add value. Today, DMC’s portfolio consists of DynaEnergetics and NobelClad, which collectively address the energy, industrial processing and transportation markets. Based in Broomfield, Colorado, DMC trades on Nasdaq under the symbol “BOOM.” For more information, visit the Company’s website at: http://www.dmcglobal.com